Exhibit 99.1

Target Hospitality Announces Third Quarter 2026 Results Reflecting Execution at Scale and Building Momentum on Continued Strategic Transformation

Since January 2026, secured over $1.7 billion of multi-year contract awards representing more than 10,000 beds, scaling the strategic Workforce Hospitality Solutions segment to more than 6,200 utilized beds

THE WOODLANDS, Texas, November 9, 2026 (PRNewswire) – Target Hospitality Corp. (“Target Hospitality,” “Target” or the “Company”) (NASDAQ: TH), one of North America’s largest providers of vertically integrated modular accommodations and value-added hospitality services, today reported results for the three months ended September 30, 2026.

Financial and Operational Highlights for the quarter ended September 30, 2026

●	Revenue of $129.1 million, up 30% year-over-year and 51% sequentially.
●	Net loss of $9.2 million, representing basic and diluted loss per share of $0.09.
●	Adjusted EBITDA(1) of $34.2 million, up 59% year-over-year, with margin expanding approximately 480 bps to 27%, driven by significant growth in the Company’s Workforce Hospitality Solutions (“WHS”) segment.
●	Generated year-to-date Net Cash Provided by Operating Activities of $154.2 million and Discretionary Cash Flow(1) (“DCF”) of $150.0 million led by a significant increase in advance payments from customers associated with WHS segment contract awards.
●	Ended the quarter with total liquidity of approximately $440 million and a total net leverage ratio of 1.4x.
●	Secured multiple scope expansions across recent WHS contract awards, increasing total contract value by more than 10% over initial terms and reflecting customers’ continued project investment and confidence in Target’s execution.
●	Target Hyper/Scale’s highly customizable solutions continue to gain traction with prospective customers amid accelerating demand across data center, power generation and other critical infrastructure development, supporting a geographically diverse growth pipeline exceeding 25,000 beds of potential opportunities, a portion of which is in advanced contract discussions.
●	Advancing opportunities to expand into value-added adjacencies and incremental service offerings, positioning Target to capture a greater share of customers’ total development spend.

Executive Commentary

“Our third-quarter results reflect a strategic transformation that is delivering meaningful revenue growth and margin expansion.  Since January, we have secured multi-year contract awards representing more than $1.7 billion of revenue and over 10,000 beds.  With WHS utilized beds now exceeding 6,200 and additional contracted capacity coming online, we are building a foundation for continued growth into 2027 and beyond. Strong execution and growing contributions from these contracts give us significant momentum,” stated Brad Archer, President and Chief Executive Officer.

“For customers developing data centers, power generation facilities and other critical infrastructure, attracting and retaining skilled workers is essential to project success.  Our vertically integrated, scalable Target Hyper/Scale platform and speed-to-market capabilities differentiate us as a preferred sole-source partner. As adoption grows, we see meaningful potential to expand into value-added adjacencies and capture a greater share of our customers’ total development spend. These advantages underpin the deepest commercial pipeline in our history, with advanced discussions underway on multiple large-scale industrial projects. With a diversified contract portfolio and meaningful financial flexibility, we believe Target is uniquely positioned to capitalize on a multi-decade critical infrastructure build-out. We are firmly committed to converting that opportunity into compounding growth and long-term shareholder value,” concluded Mr. Archer.

TH Q3 2026 Earnings Release

Financial Results

Third Quarter Summary Highlights

For the Three Months Ended ($ in '000s, except per share amounts) - (unaudited)	September 30, 2026	September 30, 2025
Revenue	$129,063	$99,355
Net loss	$(9,184)	$(757)
Loss per share – basic and diluted	$(0.09)	$(0.01)
Adjusted EBITDA(1)	$34,219	$21,549
Average utilized beds	13,879	8,112
Utilization	77%	49%

Revenue was $129.1 million for the three months ended September 30, 2026, compared to $99.4 million for the same period in 2025, a 30% increase.

Adjusted EBITDA(1)  increased 59% to $34.2 million for the three months ended September 30, 2026, from $21.5 million for the same period in 2025, while Adjusted EBITDA margin expanded approximately 480 basis points to 27% of revenue.

These increases were primarily driven by significant growth in the Company’s WHS segment and the completion of the ramp-up phases associated with the contract award at the Company’s Dilley, Texas community.  The margin expansion reflects a favorable shift in portfolio revenue mix toward higher-margin hospitality services, including premium accommodations and elevated community amenities, as well as greater operating efficiencies as WHS communities scale.

As the previously announced multi-year WHS contracts progress through their phased developments over the coming quarters, the combination of strong unit economics and increasing operational leverage is expected to drive further Adjusted EBITDA(1) growth.

Capital Management

The Company invested approximately $246 million in capital expenditures for the three months ended September 30, 2026, primarily to support long-term customer contracts in its expanding WHS segment, funded in part by customer advance payments. These contracts are expected to generate significant revenue and operating cash flow as they scale, supporting attractive returns on invested capital.

On July 24, 2026, the Company closed on a new $660 million asset-based revolving credit facility (“ABL”), significantly enhancing the Company’s financial flexibility through expanded liquidity and reducing borrowing costs by up to 250 basis points.

As of September 30, 2026, the Company had approximately $3 million of cash and cash equivalents and approximately $223 million of borrowings under its $660 million ABL, with approximately $437 million of undrawn ABL commitments, subject to borrowing base availability and other conditions, and a total net leverage ratio of 1.4x.  The total net leverage ratio is calculated on a last-quarter-annualized basis, as permitted under the ABL through the quarter ending June 30, 2028.

Business Update

Since January 2026, Target has secured more than $1.7 billion in multi-year contract awards representing over 10,000 beds, validating the Company’s pivot into high-value end markets. These awards span a diverse customer base across large-scale industrial projects, including AI data centers and power generation infrastructure. Target has prioritized opportunities anchored by substantial customer investment and tangible development activity. The long duration of these projects supports minimum take-or-pay revenue commitments and, in many cases, significant advance payments. These terms enhance revenue visibility and tie Target’s capital deployment directly to contracted customer demand. By aligning contract terms with customers’ multi-phase project plans, Target is laying the foundation for lasting strategic partnerships.

Target’s vertical integration and the unique speed-to-market advantages of its Target Hyper/Scale platform underpin these partnerships and are translating into execution at scale, highlighted by more than 6,200 utilized beds as of September 30, 2026. Target’s comprehensive offering has also driven multiple scope expansions on existing contracts, increasing total contract value by more than 10% over initial terms. This momentum reflects the Company’s multi-decade operating track

TH Q3 2026 Earnings Release	Page 2 of 14

record and its ability to deliver a sole-source solution that evolves with customer requirements, from community development through premium workforce hospitality and value-added services.

As adoption of the Target Hyper/Scale platform grows across the industry, Target believes there are meaningful opportunities to expand into value-added adjacencies and incremental service offerings, capturing a greater share of customers’ total development spend across both the workforce hub and the project site. Supporting critical elements of the entire development plan further reinforces the benefits of Target’s vertically integrated model and comprehensive capabilities, positioning the Company as a preferred sole-source partner.

As large-scale infrastructure development moves further into emerging markets, Target is uniquely positioned to address the challenges of these remote and rural environments. The Company helps customers attract and retain the skilled labor critical to project success while reducing strain on regional resources and local communities. Target’s established presence in many of these regions, together with deepening relationships with existing and prospective customers, enables the Company to benefit as these areas evolve into centers of development.

This constructive operating backdrop and robust market opportunity support a geographically diverse, actionable pipeline exceeding 25,000 beds of potential opportunities, a portion of which is in advanced contract discussions. The Company believes the breadth of this pipeline materially expands repeatable growth potential and increases visibility into long-duration revenue. In parallel, Target’s role as a trusted sole-source partner is opening access to adjacent revenue streams. With growing engagement from existing and prospective customers and sustained demand for compute capacity and critical infrastructure, Target believes it is well positioned to continue compounding annual growth while supporting a multi-decade North American build-out spanning AI data centers, power generation and other large-scale industrial projects.

Full Year 2026 Financial Outlook

Target’s year-to-date performance and continued execution across its rapidly expanding WHS contract portfolio reinforce the Company’s confidence in its full-year 2026 outlook, which it is reaffirming today. The outlook reflects the growing contributions of recently awarded WHS contracts as these communities scale, supported by strong unit economics and disciplined operational execution across the broader portfolio.

●	Total revenue between $435 and $445 million
●	Adjusted EBITDA(1) between $105 and $115 million
●	Total Capital Expenditures between $490 and $510 million, excluding acquisitions

As Target’s growing WHS contract portfolio comes online and scales through 2026 and into 2027, the Company anticipates continued revenue and Adjusted EBITDA(1) growth. Long-term contractual commitments provide clear revenue visibility, while greater operating scale and strong unit economics are expected to drive further margin expansion. Together, these factors position the Company to achieve annualized revenue exceeding $750 million and annualized Adjusted EBITDA(1) above $300 million exiting 2027.  This projection is based entirely on Target’s existing contract portfolio and assumes no contribution from the Company's commercial pipeline.

Segment Results – Third Quarter 2026

Workforce Hospitality Solutions

Refer to exhibits to this earnings release for definitions and reconciliations of Non-GAAP financial measures to GAAP financial measures

For the Three Months Ended ($ in ‘000s, except ADR) - (unaudited)	September 30, 2026	September 30, 2025
Revenue	$79,530	$36,845
Adjusted gross profit(1)	$39,826	$6,542
Average daily rate (ADR)	$132.04	$108.15
Average utilized beds	6,222	127
Utilization	97%	36%

Revenue was $79.5 million for the three months ended September 30, 2026, compared to $36.8 million for the same period in 2025, a 116% increase.

TH Q3 2026 Earnings Release	Page 3 of 14

Adjusted gross profit(1) was $39.8 million for the three months ended September 30, 2026, compared to $6.5 million for the same period in 2025, a 509% increase.

The increases were driven by growing contributions across the WHS contract portfolio, as several new communities advanced through their ramp-up phases, while benefiting from strong unit economics and operational efficiencies.  With average WHS utilized beds surpassing 6,200 during the quarter, Target continues to demonstrate the depth of its operational platform, the scalability of its business model, and its ability to support multiple large-scale customer developments concurrently.

Looking ahead, the Company expects WHS momentum to continue as additional contracted capacity comes online through 2026 and into 2027, driving further Adjusted EBITDA(1) growth.

Hospitality & Facilities Services - South

Refer to exhibits to this earnings release for definitions and reconciliations of Non-GAAP financial measures to GAAP financial measures

For the Three Months Ended ($ in '000s, except ADR) - (unaudited)	September 30, 2026	September 30, 2025
Revenue	$32,632	$35,559
Adjusted gross profit(1)	$7,668	$10,397
Average daily rate (ADR)	$72.19	$70.24
Average utilized beds	4,844	5,429
Utilization	73%	73%

Revenue and adjusted gross profit for the three months ended September 30, 2026, were $32.6 million and $7.7 million, respectively. The year-over-year declines were driven by lower average utilized beds, partially offset by increased ADR.

A portion of the decrease in average utilized beds reflects the reallocation of existing assets to support recently announced, high-return WHS contract awards, illustrating Target’s focus on maximizing value contribution across its network of communities.

Target continues to evaluate opportunities to optimize its HFS - South network with a focus on disciplined pricing, cost efficiency and asset utilization. This approach enables the Company to reliably serve its long-standing customers while preserving flexibility to redeploy capacity across its broader portfolio.

Government

Refer to exhibits to this earnings release for definitions and reconciliations of Non-GAAP financial measures to GAAP financial measures

For the Three Months Ended ($ in ‘000s) - (unaudited)	September 30, 2026	September 30, 2025
Revenue	$13,707	$23,929
Adjusted gross profit(1)	$3,358	$15,058

Revenue for the three months ended September 30, 2026, was $13.7 million compared to $23.9 million for the same period in 2025. Adjusted gross profit for the period was $3.4 million compared to $15.1 million for the same period in 2025.

The decreases were primarily driven by the PCC contract close-out payment of approximately $11.8 million included in the revenue for the three months ended September 30, 2025, which did not recur in the current period, and increased transitional costs associated with network optimization included in the results for the three months ended September 30, 2026.

The Company expects to incur additional transitional costs related to ongoing network optimization initiatives in the Government segment over the balance of 2026. These costs are expected to temporarily impact segment operating margins and are incorporated into the Company’s full-year 2026 outlook.

TH Q3 2026 Earnings Release	Page 4 of 14

All Other

Refer to exhibits to this earnings release for definitions and reconciliations of Non-GAAP financial measures to GAAP financial measures

For the Three Months Ended ($ in ‘000s) - (unaudited)	September 30, 2026	September 30, 2025
Revenue	$3,194	$3,022
Adjusted gross profit(1)	$(21)	$319

This category of operating segments consists of hospitality services not included in other segments. Revenue for the three months ended September 30, 2026, was $3.2 million compared to $3.0 million for the same period in 2025.

TH Q3 2026 Earnings Release	Page 5 of 14

Conference Call

The Company has scheduled a conference call for November 9, 2026, at 8:00 a.m. Central Time (9:00 a.m. Eastern Time) to discuss the third quarter 2026 results.

The conference call will be available by live webcast through the Investors section of Target Hospitality’s website at www.TargetHospitality.com or by connecting via phone through one of the following options:

Please utilize the Direct Phone Dial option to be immediately entered into the conference call once you are ready to connect.

Direct Phone Dial

(RapidConnect URL):	https://emportal.ink/4hxooaj

Or the traditional, operator assisted dial-in below.

Domestic:	1-800-836-8184

Please register for the webcast or dial into the conference call approximately 15 minutes prior to the scheduled start time.

About Target Hospitality

Target Hospitality is one of North America’s largest providers of vertically integrated specialty rental modular accommodations and full-service value-added hospitality solutions in the United States. Target builds, owns and operates a customized and growing network of communities for a range of end users through a full suite of value-added solutions including premium catering and food services, maintenance, housekeeping, grounds-keeping, concierge, laundry services, logistics, security, recreational facilities services, community management, and community design and construction.

Cautionary Statement Regarding Forward Looking Statements

Certain statements made in this press release (including the financial outlook contained herein) are "forward looking statements" within the meaning of the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995. When used in this press release, the words "estimates," "projected," "expects," "anticipates," "forecasts," "plans," "intends," "believes," "seeks," "may," "will," "should," "future," "propose" and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside our control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Important factors, among others, that may affect actual results or outcomes include: operational, economic, including inflation, political and regulatory risks; our ability to effectively compete in the specialty rental accommodations and hospitality services industry, including growing the HFS – South, Workforce Hospitality Solutions and Government segments; our ability to execute, expand, and manage WHS projects supporting critical mineral development, power generation, and data center infrastructure projects, including risks related to construction execution, permitting, regulatory developments, labor availability, and timely completion of community buildouts; our ability to achieve margin improvement through the effective servicing of contracts in our WHS segment; natural disasters and other business disruptions including outbreaks of epidemic or pandemic disease; the duration of any future public health crisis, related economic repercussions and the resulting negative impact to global economic demand; the effect of changes in state building codes on marketing our buildings; changes in demand within a number of key industry end-markets and geographic regions, including natural resources, critical minerals, and data center/AI infrastructure; changes in customer capital spending, project schedules, or end-user demand  that may result in delays, non-renewals, or cancellations of contracts, including the contract that is terminable for convenience in the Government segment; our reliance on third party manufacturers, suppliers and service providers; our ability to attract and retain key personnel and maintain workforce availability for specialized hospitality and construction operations; increases in raw material, food, labor or other operating costs; the effect of impairment charges on our operating results; our future operating results fluctuating, failing to match performance or to meet expectations; our exposure to various possible claims and the potential inadequacy of our insurance coverage; unanticipated changes in our tax obligations; our obligations under various laws and regulations, including those applicable to government contracts; the effect of litigation, judgments, orders, regulatory or customer bankruptcy proceedings on our business; our ability to successfully acquire and integrate new operations; global, national or local economic and political developments, including any changes in policy under the current or any future U.S. presidential administrations; federal government budgeting and appropriations; our

TH Q3 2026 Earnings Release	Page 6 of 14

ability to manage credit risk and collect on our accounts receivable; our ability to fulfill Target Hospitality’s public company obligations; cybersecurity threats, incidents, or failures of our management information systems; and risks related to our liquidity, access to capital markets, and obligations under existing or future debt agreements, including compliance with financial covenants.  We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

(1)	Non-GAAP Financial Measures

This press release contains historical non-GAAP financial measures including Adjusted gross profit, EBITDA, Adjusted EBITDA, and Discretionary cash flows which are measurements not calculated in accordance with US GAAP, in the discussion of our financial results because they are key metrics used by management to assess financial performance. Our business is capital-intensive, and these additional metrics allow management to further evaluate our operating performance.  Reconciliations of these measures to the most directly comparable GAAP financial measures are contained herein. To the extent required, statements disclosing the definitions, utility and purposes of these measures are also set forth herein.

This press release also contains the forward-looking non-GAAP financial measure Adjusted EBITDA. Reconciliations of this forward-looking measure to its most directly comparable GAAP financial measures are unavailable to Target Hospitality without unreasonable effort. We cannot provide a reconciliation of forward-looking Adjusted EBITDA to GAAP financial measures because certain items required for such reconciliation are outside of our control and/or cannot be reasonably predicted, such as the provision for income taxes. Preparation of such reconciliation would require a forward-looking balance sheet, statement of income and statement of cash flow, prepared in accordance with GAAP, and such forward-looking financial statements are unavailable to us without unreasonable effort. Although we provide a minimum of Adjusted EBITDA that we believe will be achieved, we cannot accurately predict all the components of the Adjusted EBITDA calculation. Target Hospitality provides an Adjusted EBITDA outlook because we believe that this measure, when viewed with our results under GAAP, provides useful information for the reasons noted below.

Definitions:

Target Hospitality defines Adjusted gross profit as Gross profit plus depreciation of specialty rental assets, loss on impairment, and certain severance costs.

Target Hospitality defines EBITDA as net income (loss) before interest expense and loss on extinguishment of debt, income tax expense (benefit), depreciation of specialty rental assets, and other depreciation and amortization. Adjusted EBITDA reflects the following additional adjustments to EBITDA to exclude certain non-cash items and expense or income items that management believes are not indicative of the Company’s ongoing operating performance:

●	Other expense, net: Other expense, net includes miscellaneous cash receipts, gains and losses on disposals of specialty rental assets, property, plant, and equipment and leased assets, community pre-opening costs incurred during ramp-up periods for new customer contracts, and other immaterial expenses and non-cash items. Community pre-opening costs primarily relate to certain operating costs incurred prior to the community becoming fully operational.
●	Transaction expenses: During 2026, the Company incurred transaction costs primarily related to legal, advisory, and audit-related fees associated with the secondary public offerings by Arrow Holdings S.à r.l. and MFA Global S.à r.l., entities controlled by investment funds managed by TDR Capital LLP, and to a lesser extent legal costs related to certain contemplated transactions. During 2025, transaction costs primarily related to legal, advisory and audit-related fees associated with debt related transaction activity related to the 2025 Senior Secured Notes, which were redeemed and paid off on March 25, 2025, and, to a lesser extent, other business development project related transaction activity and remaining costs associated with the Arrow Proposal.
●	Stock-based compensation: Charges associated with stock-based compensation expense, which has been, and is expected to continue to be, for the foreseeable future, a significant recurring expense and an important component of the Company’s compensation strategy.
●	Other adjustments: Claim settlement, system implementation costs, corporate development related costs, and certain severance costs.

We define Discretionary cash flows as cash flows from operations less maintenance capital expenditures for specialty rental assets.

TH Q3 2026 Earnings Release	Page 7 of 14

Utility and Purposes:

EBITDA reflects Net income (loss) excluding the impact of interest expense and loss on extinguishment of debt, provision for income taxes, depreciation, and amortization. We believe that EBITDA is a meaningful indicator of operating performance because we use it to measure our ability to service debt, fund capital expenditures, and expand our business. We also use EBITDA, as do analysts, lenders, investors, and others, to evaluate companies because it excludes certain items that can vary widely across different industries or among companies within the same industry. For example, interest expense can be dependent on a company’s capital structure, debt levels, and credit ratings. Accordingly, the impact of interest expense on earnings can vary significantly among companies. The tax positions of companies can also vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the jurisdictions in which they operate. As a result, effective tax rates and provision for income taxes can vary considerably among companies. EBITDA also excludes depreciation and amortization expense because companies utilize productive assets of different ages and use different methods of both acquiring and depreciating productive assets. These differences can result in considerable variability in the relative costs of productive assets and the depreciation and amortization expense among companies.

Target Hospitality also believes that Adjusted EBITDA is a meaningful indicator of operating performance. Our Adjusted EBITDA reflects adjustments to exclude the effects of additional items, including certain items, that are not reflective of the ongoing operating results of Target Hospitality.  In addition, to derive Adjusted EBITDA, we exclude gains or losses on the sale or disposal of depreciable assets and impairment losses because including them in EBITDA is inconsistent with reporting the ongoing performance of our remaining assets. Additionally, the gain or loss on sale or disposal of depreciable assets and impairment losses represents either accelerated depreciation or excess depreciation in previous periods, and depreciation is excluded from EBITDA.

Target Hospitality also presents Discretionary cash flows because we believe it provides useful information regarding our business as more fully described below. Discretionary cash flows indicate the amount of cash available after maintenance capital expenditures for specialty rental assets for, among other things, investments in our existing business.

Adjusted gross profit, EBITDA, Adjusted EBITDA and Discretionary cash flows are not measurements of Target Hospitality’s financial performance under GAAP and should not be considered as alternatives to Gross profit, Net income (loss), or other performance measures derived in accordance with GAAP, or as alternatives to Cash flow from operating activities as measures of Target Hospitality’s liquidity.  Adjusted gross profit, EBITDA, Adjusted EBITDA, and Discretionary cash flows should not be considered as discretionary cash available to Target Hospitality to reinvest in the growth of our business or as measures of cash that is available to it to meet our obligations. In addition, the measurement of Adjusted gross profit, EBITDA, Adjusted EBITDA, and Discretionary cash flows may not be comparable to similarly titled measures of other companies. Target Hospitality’s management believes that Adjusted gross profit, EBITDA, Adjusted EBITDA, and Discretionary cash flows provides useful information to investors about Target Hospitality and its financial condition and results of operations for the following reasons: (i) they are among the measures used by Target Hospitality’s management team to evaluate its operating performance; (ii) they are among the measures used by Target Hospitality’s management team to make day-to-day operating decisions, (iii) they are frequently used by securities analysts, lenders, investors and other interested parties as a common performance measure and to compare results across companies in Target Hospitality’s industry.

Investor Contact:

Mark Schuck

(832) 702 - 8009

ir@targethospitality.com

TH Q3 2026 Earnings Release	Page 8 of 14

Exhibit 1

Target Hospitality Corp.

Consolidated Statements of Comprehensive Loss

($ in thousands, except per share amounts)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenue:
Services income	$63,280	$56,010	$161,618	$146,584
Specialty rental income	64,860	7,784	112,193	29,496
Construction fee income	923	35,561	13,487	54,778
Total revenue	129,063	99,355	287,298	230,858
Costs:
Services and construction costs	51,111	64,051	145,432	145,380
Specialty rental	27,121	2,988	35,363	8,270
Depreciation of specialty rental assets	21,320	14,371	54,313	41,627
Gross profit	29,511	17,945	52,190	35,581
Selling, general and administrative	19,307	12,918	52,616	40,387
Other depreciation and amortization	3,972	4,093	12,113	12,148
Other expense, net	3,262	865	6,310	970
Operating income (loss)	2,970	69	(18,849)	(17,924)
Loss on extinguishment of debt	983	—	983	2,370
Interest expense, net	3,162	458	5,067	5,724
Loss before income tax	(1,175)	(389)	(24,899)	(26,018)
Income tax expense (benefit)	8,009	368	6,228	(3,884)
Net loss	(9,184)	(757)	(31,127)	(22,134)
Less: Net income attributable to the noncontrolling interest	24	38	35	53
Net loss attributable to Target Hospitality Corp. common stockholders	(9,208)	(795)	(31,162)	(22,187)

Other comprehensive income (loss)
Foreign currency translation	199	(26)	(17)	(9)
Comprehensive loss	$(8,985)	$(783)	$(31,144)	$(22,143)

Weighted average number of shares outstanding - basic and diluted	99,899,726	99,778,834	100,014,863	99,431,460

Net loss per share attributable to Target Hospitality Corp. common stockholders - basic and diluted	$(0.09)	$(0.01)	$(0.31)	$(0.22)

TH Q3 2026 Earnings Release	Page 9 of 14

Exhibit 2

Target Hospitality Corp.

Condensed Consolidated Balance Sheet Data

($ in thousands)

(unaudited)

	September 30,	December 31,
	2026	2025
Assets
Cash and cash equivalents	$3,367	$8,348
Accounts receivable, less allowance for credit losses	85,274	56,200
Other current assets	9,395	8,790
Total current assets	98,036	73,338

Specialty rental assets, net	630,952	332,406
Goodwill and other intangibles, net	70,540	80,370
Other non-current assets	120,450	44,091
Total assets	$919,978	$530,205

Liabilities
Accounts payable	$120,092	$44,393
Deferred revenue and customer deposits	60,277	9,282
Other current liabilities	39,020	30,368
Total current liabilities	219,389	84,043

Long-term debt	223,000	—
Other non-current liabilities	145,147	57,102
Total liabilities	587,536	141,145

Stockholders' equity
Common stock and other stockholders' equity	68,715	93,998
Accumulated earnings	264,097	295,259
Total stockholders' equity attributable to Target Hospitality Corp. stockholders	332,812	389,257
Noncontrolling interest in consolidated subsidiaries	(370)	(197)
Total stockholders' equity	332,442	389,060
Total liabilities and stockholders' equity	$919,978	$530,205

TH Q3 2026 Earnings Release	Page 10 of 14

Exhibit 3

Target Hospitality Corp.

Condensed Consolidated Cash Flow Data

($ in thousands)

(unaudited)

	For the Nine Months Ended
	September 30,
	2026	2025

Cash and cash equivalents - beginning of period	$8,348	$190,668

Cash flows from operating activities
Net loss	(31,127)	(22,134)
Adjustments:
Depreciation	56,596	43,672
Amortization of intangible assets	9,830	10,103
Other non-cash items	21,251	12,123
Changes in operating assets and liabilities	97,645	24,593
Net cash provided by operating activities	$154,195	$68,357

Cash flows from investing activities
Purchase of specialty rental assets	(274,867)	(40,472)
Other investing activities	(53,470)	-
Purchase of property, plant, and equipment	(8,432)	(699)
Proceeds from the sale of specialty rental assets and other property, plant and equipment	774	-
Net cash used in investing activities	$(335,995)	$(41,171)

Cash flows from financing activities
Other financing activities	176,833	(187,485)
Net cash provided by (used in) financing activities	$176,833	$(187,485)

Effect of exchange rate changes on cash and cash equivalents	(14)	18

Change in cash and cash equivalents	(4,981)	(160,281)

Cash and cash equivalents - end of period	$3,367	$30,387

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Exhibit 4

Target Hospitality Corp.

Reconciliation of Gross profit to Adjusted gross profit

($ in thousands)

(unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025

Gross profit	$29,511	$17,945	$52,190	$35,581

Adjustments:
Depreciation of specialty rental assets	21,320	14,371	54,313	41,627
Adjusted gross profit	$50,831	$32,316	$106,503	$77,208

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Exhibit 5

Target Hospitality Corp.

Reconciliation of Net loss to EBITDA and Adjusted EBITDA

($ in thousands)

(unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025

Net loss	$(9,184)	$(757)	$(31,127)	$(22,134)
Income tax expense (benefit)	8,009	368	6,228	(3,884)
Interest expense, net	3,162	458	5,067	5,724
Loss on extinguishment of debt	983	—	983	2,370
Other depreciation and amortization	3,972	4,093	12,113	12,148
Depreciation of specialty rental assets	21,320	14,371	54,313	41,627
EBITDA	$28,262	$18,533	$47,577	$35,851

Adjustments
Other expense, net	3,262	865	6,310	970
Transaction expenses	428	103	1,865	3,635
Stock-based compensation	2,027	1,927	6,002	5,733
Other adjustments	240	121	622	433
Adjusted EBITDA	$34,219	$21,549	$62,376	$46,622

TH Q3 2026 Earnings Release	Page 13 of 14

Exhibit 6

Target Hospitality Corp.

Reconciliation of Net cash provided by operating activities to Discretionary cash flows

($ in thousands)

(unaudited)

	For the Nine Months Ended
	September 30,
	2026	2025

Net cash provided by operating activities	$154,195	$68,357
Less: Maintenance capital expenditures for specialty rental assets	(4,165)	(7,012)
Discretionary cash flows	$150,030	$61,345

Purchase of specialty rental assets	(274,867)	(40,472)
Other investing activities	(53,470)	—
Purchase of property, plant and equipment	(8,432)	(699)
Proceeds from the sale of specialty rental assets and other property, plant and equipment	774	—
Net cash used in investing activities	$(335,995)	$(41,171)

Principal payments on finance and finance lease obligations	(2,067)	(1,807)
Principal payments on borrowings from ABL Facility	(106,300)	(75,000)
Repayment of 2025 Senior Secured Notes	—	(181,446)
Repurchase of Common Stock	(30,000)	—
Proceeds from borrowings on ABL Facility	329,300	75,000
Distribution paid to noncontrolling interest	(193)	(182)
Proceeds from issuance of Common Stock from exercise of stock options	209	—
Payment of deferred financing costs	(12,955)	—
Payment of debt extinguishment premium costs	—	(1,814)
Taxes paid related to net share settlement of equity awards	(1,161)	(2,236)
Net cash provided by (used in) financing activities	$176,833	$(187,485)

TH Q3 2026 Earnings Release	Page 14 of 14